                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                            Allegiance Telecom, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    01747T102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                    12/31/00
--------------------------------------------------------------------------------
             (Date of Event Which Required Filing of this Statement)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  Rule 13d-1(b)
           ---
                  Rule 13d-1(c)
           ---
            X     Rule 13d-1(d)
           ---

-------------------
CUSIP No. 01747T102                     13G
-------------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Madison Dearborn Capital Partners II, L.P.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                   (a) [ ]
                                                                   (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
               NUMBER OF          5     SOLE VOTING POWER
                SHARES
                                        -0-
                                  ----------------------------------------------

             BENEFICIALLY         6     SHARED VOTING POWER
               OWNED BY
                                        7,307,325 (see Item 4 and Exhibit C)
                                  ----------------------------------------------
                 EACH             7     SOLE DISPOSITIVE POWER
               REPORTING
                                        -0-
                                  ----------------------------------------------

                PERSON            8     SHARED DISPOSITIVE POWER
                 WITH
                                        7,307,325 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           7,307,325 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.6% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*
                  PN
================================================================================

-------------------
CUSIP No. 01747T102                     13G
-------------------

===============================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Madison Dearborn Partners II, L.P.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
               NUMBER OF          5     SOLE VOTING POWER
                SHARES
                                        -0-
                                  ----------------------------------------------

             BENEFICIALLY         6     SHARED VOTING POWER
               OWNED BY
                                        7,307,325 (see Item 4 and Exhibit C)
                                  ----------------------------------------------
                 EACH             7     SOLE DISPOSITIVE POWER
               REPORTING
                                        -0-
                                  ----------------------------------------------

                PERSON            8     SHARED DISPOSITIVE POWER
                 WITH
                                        7,307,325  (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           7,307,325  (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.6% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           PN
================================================================================

-------------------
CUSIP No. 01747T102                     13G
-------------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Madison Dearborn Partners, Inc.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
               NUMBER OF          5     SOLE VOTING POWER
                SHARES
                                        4,369
                                  ----------------------------------------------

             BENEFICIALLY         6     SHARED VOTING POWER
               OWNED BY
                                        7,307,325 (see Item 4 and Exhibit C)
                                  ----------------------------------------------
                 EACH             7     SOLE DISPOSITIVE POWER
               REPORTING
                                        4,369
                                  ----------------------------------------------

                PERSON            8     SHARED DISPOSITIVE POWER
                 WITH
                                        7,307,325 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           7,311,694 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.6% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           CO
================================================================================

-------------------
CUSIP No. 01747T102                     13G
-------------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Morgan Stanley Capital Partners III, L.P.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
               NUMBER OF          5     SOLE VOTING POWER
                SHARES
                                        -0-
                                  ----------------------------------------------

             BENEFICIALLY         6     SHARED VOTING POWER
               OWNED BY
                                        11,865,451 (see Item 4 and Exhibit C)
                                  ----------------------------------------------
                 EACH             7     SOLE DISPOSITIVE POWER
               REPORTING
                                        -0-
                                  ----------------------------------------------

                PERSON            8     SHARED DISPOSITIVE POWER
                 WITH
                                        11,865,451 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           11,865,451 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           10.8% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           PN
================================================================================

-------------------
CUSIP No. 01747T102                     13G
-------------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           MSCP III, LLC
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
               NUMBER OF          5     SOLE VOTING POWER
                SHARES
                                        -0-
                                  ----------------------------------------------

             BENEFICIALLY         6     SHARED VOTING POWER
               OWNED BY
                                        13,453,369 (see Item 4 and Exhibit C)
                                  ----------------------------------------------
                 EACH             7     SOLE DISPOSITIVE POWER
               REPORTING
                                        -0-
                                  ----------------------------------------------

                PERSON            8     SHARED DISPOSITIVE POWER
                 WITH
                                        13,453,369 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           13,453,369 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           12.2% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           LLC
================================================================================

-------------------
CUSIP No. 01747T102                     13G
-------------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Morgan Stanley Capital Partners III, Inc.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
               NUMBER OF          5     SOLE VOTING POWER
                SHARES
                                        -0-
                                  ----------------------------------------------

             BENEFICIALLY         6     SHARED VOTING POWER
               OWNED BY
                                        13,453,369 (see Item 4 and Exhibit C)
                                  ----------------------------------------------
                 EACH             7     SOLE DISPOSITIVE POWER
               REPORTING
                                        -0-
                                  ----------------------------------------------

                PERSON            8     SHARED DISPOSITIVE POWER
                 WITH
                                        13,453,369 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           13,453,369 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           12.2% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           CO; IA
================================================================================

-------------------
CUSIP No. 01747T102                     13G
-------------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Morgan Stanley Dean Witter & Co.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
               NUMBER OF          5     SOLE VOTING POWER
                SHARES
                                        -0-
                                  ----------------------------------------------

             BENEFICIALLY         6     SHARED VOTING POWER
               OWNED BY
                                        13,453,369 (see Item 4 and Exhibit C)
                                  ----------------------------------------------
                 EACH             7     SOLE DISPOSITIVE POWER
               REPORTING
                                        -0-
                                  ----------------------------------------------

                PERSON            8     SHARED DISPOSITIVE POWER
                 WITH
                                        13,453,369 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           13,453,369 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           12.2% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           CO; IA
================================================================================

-------------------
CUSIP No. 01747T102                     13G
-------------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Morgan Stanley Capital Investors, L.P.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
               NUMBER OF          5     SOLE VOTING POWER
                SHARES
                                        -0-
                                  ----------------------------------------------

             BENEFICIALLY         6     SHARED VOTING POWER
               OWNED BY
                                        373,105 (see Item 4 and Exhibit C)
                                  ----------------------------------------------
                 EACH             7     SOLE DISPOSITIVE POWER
               REPORTING
                                        -0-
                                  ----------------------------------------------

                PERSON            8     SHARED DISPOSITIVE POWER
                 WITH
                                        373,105 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           373,105 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           .3% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           PN
================================================================================

-------------------
CUSIP No. 01747T102                     13G
-------------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           MSCP III 892 Investors, L.P.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
               NUMBER OF          5     SOLE VOTING POWER
                SHARES
                                        -0-
                                  ----------------------------------------------

             BENEFICIALLY         6     SHARED VOTING POWER
               OWNED BY
                                        1,214,813 (see Item 4 and Exhibit C)
                                  ----------------------------------------------
                 EACH             7     SOLE DISPOSITIVE POWER
               REPORTING
                                        -0-
                                  ----------------------------------------------

                PERSON            8     SHARED DISPOSITIVE POWER
                 WITH
                                        1,214,813 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,214,813 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.1% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           PN
================================================================================

-------------------
CUSIP No. 01747T102                     13G
-------------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Battery Ventures IV, L.P.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
               NUMBER OF          5     SOLE VOTING POWER
                SHARES
                                        -0-
                                  ----------------------------------------------

             BENEFICIALLY         6     SHARED VOTING POWER
               OWNED BY
                                        -0- (see Item 4 and Exhibit C)
                                  ----------------------------------------------
                 EACH             7     SOLE DISPOSITIVE POWER
               REPORTING
                                        -0-
                                  ----------------------------------------------

                PERSON            8     SHARED DISPOSITIVE POWER
                 WITH
                                        -0- (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0- (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           PN
================================================================================

-------------------
CUSIP No. 01747T102                     13G
-------------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Battery Investment Partners IV, LLC
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
               NUMBER OF          5     SOLE VOTING POWER
                SHARES
                                        -0-
                                  ----------------------------------------------

             BENEFICIALLY         6     SHARED VOTING POWER
               OWNED BY
                                        -0- (see Item 4 and Exhibit C)
                                  ----------------------------------------------
                 EACH             7     SOLE DISPOSITIVE POWER
               REPORTING
                                        -0-
                                  ----------------------------------------------

                PERSON            8     SHARED DISPOSITIVE POWER
                 WITH
                                        -0- (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0- (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           LLC
================================================================================

-------------------
CUSIP No. 01747T102                     13G
-------------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Battery Partners IV, LLC
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
               NUMBER OF          5     SOLE VOTING POWER
                SHARES
                                        -0-
                                  ----------------------------------------------

             BENEFICIALLY         6     SHARED VOTING POWER
               OWNED BY
                                        -0- (see Item 4 and Exhibit C)
                                  ----------------------------------------------
                 EACH             7     SOLE DISPOSITIVE POWER
               REPORTING
                                        -0-
                                  ----------------------------------------------

                PERSON            8     SHARED DISPOSITIVE POWER
                 WITH
                                        -0- (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0- (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           LLC
================================================================================

-------------------
CUSIP No. 01747T102                     13G
-------------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Frontenac VII Limited Partnership
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                              (a) [ ]

                                                              (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY


--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------

       NUMBER OF            5     SOLE VOTING POWER
        SHARES
                                  -0-
                            ---------------------------------------------------
      BENEFICIALLY          6     SHARED VOTING POWER
       OWNED BY
                                  1,169,790 (see Item 4 and Exhibit C)
                            ---------------------------------------------------
          EACH              7     SOLE DISPOSITIVE POWER
       REPORTING
                                  -0-
                            ---------------------------------------------------
         PERSON             8     SHARED DISPOSITIVE POWER
          WITH
                                  1,169,790 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------

    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,169,790 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                  [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.1% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           PN
================================================================================

-------------------
CUSIP No. 01747T102                     13G
-------------------

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Frontenac Masters VII Limited Partnership
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]

                                                               (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
--------------------------------------------------------------------------------
         NUMBER OF               5     SOLE VOTING POWER
          SHARES
                                       -0-
                                 -----------------------------------------------
        BENEFICIALLY             6     SHARED VOTING POWER
         OWNED BY
                                       62,952 (see Item 4 and Exhibit C)
                                 -----------------------------------------------
            EACH                 7     SOLE DISPOSITIVE POWER
         REPORTING
                                        -0-
                                 -----------------------------------------------
           PERSON                8     SHARED DISPOSITIVE POWER
            WITH
                                        62,952 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           62,952 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           .05% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*
           PN
================================================================================

-------------------
CUSIP No. 01747T102                     13G
-------------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Frontenac Company VII, LLC
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]

                                                             (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
           NUMBER OF               5     SOLE VOTING POWER
            SHARES
                                         -0-
                                   ---------------------------------------------
         BENEFICIALLY              6     SHARED VOTING POWER
           OWNED BY
                                         1,232,742 (see Item 4 and Exhibit C)
                                   ---------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER
          REPORTING
                                         -0-
                                   ---------------------------------------------
            PERSON                 8     SHARED DISPOSITIVE POWER
             WITH
                                         1,232,742 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,232,742 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.1% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           LLC
================================================================================

-------------------
CUSIP No. 01747T102                     13G
-------------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Paul D. Carbery
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]

                                                             (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
           NUMBER OF               5     SOLE VOTING POWER
            SHARES
                                         10,640 (see Item 4)
                                   ---------------------------------------------
         BENEFICIALLY              6     SHARED VOTING POWER
           OWNED BY
                                         1,232,742 (see Item 4 and Exhibit C)
                                   ---------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER
          REPORTING
                                         10,640 (see Item 4)
                                   ---------------------------------------------
            PERSON                 8     SHARED DISPOSITIVE POWER
             WITH
                                         1,232,742 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,243,382 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.1% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IN
================================================================================

-------------------
CUSIP No. 01747T102                     13G
-------------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           James E. Cowie
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]

                                                             (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
           NUMBER OF               5     SOLE VOTING POWER
            SHARES
                                         9,443 (see Item 4)
                                   ---------------------------------------------
         BENEFICIALLY              6     SHARED VOTING POWER
           OWNED BY
                                         1,232,742 (see Item 4 and Exhibit C)
                                   ---------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER
          REPORTING
                                         9,443 (see Item 4)
                                   ---------------------------------------------
            PERSON                 8     SHARED DISPOSITIVE POWER
             WITH
                                         1,232,742 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,242,185 (Item 4 and Exhibit C)
--------------------------------------------------------------------------------

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.1% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IN
================================================================================

-------------------
CUSIP No. 01747T102                     13G
-------------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           James E. Crawford III
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]

                                                             (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
           NUMBER OF               5     SOLE VOTING POWER
            SHARES
                                         30,976 (see Item 4)
                                   ---------------------------------------------
         BENEFICIALLY              6     SHARED VOTING POWER
           OWNED BY
                                         1,232,742 (see Item 4 and Exhibit C)
                                   ---------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER
          REPORTING
                                         30,976 (see item 4)
                                   ---------------------------------------------
            PERSON                 8     SHARED DISPOSITIVE POWER
             WITH
                                         1,232,742 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,263,718 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.1% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IN
================================================================================

-------------------
CUSIP No. 01747T102                     13G
-------------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Rodney L. Goldstein
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]

                                                             (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
           NUMBER OF               5     SOLE VOTING POWER
            SHARES
                                         5,087 (see Item 4)
                                   ---------------------------------------------
         BENEFICIALLY              6     SHARED VOTING POWER
           OWNED BY
                                         1,232,742 (see Item 4 and Exhibit C)
                                   ---------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER
          REPORTING
                                         5,087 (see Item 4)
                                   ---------------------------------------------
            PERSON                 8     SHARED DISPOSITIVE POWER
             WITH
                                         1,232,742 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,237,829 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.1% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IN
================================================================================

-------------------
CUSIP No. 01747T102                     13G
-------------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Martin J. Koldyke
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]

                                                             (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
           NUMBER OF               5     SOLE VOTING POWER
            SHARES
                                         1,824 (see Item 4)
                                   ---------------------------------------------
         BENEFICIALLY              6     SHARED VOTING POWER
           OWNED BY
                                         1,232,742 (see Item 4 and Exhibit C)
                                   ---------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER
          REPORTING
                                         1,824 (see Item 4)
                                   ---------------------------------------------
            PERSON                 8     SHARED DISPOSITIVE POWER
             WITH
                                         1,232,742 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,234,566 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.1% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IN
================================================================================

-------------------
CUSIP No. 01747T102                     13G
-------------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Martin Laird Koldyke
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]

                                                             (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
           NUMBER OF               5     SOLE VOTING POWER
            SHARES
                                         384 (see Item 4)
                                   ---------------------------------------------
         BENEFICIALLY              6     SHARED VOTING POWER
           OWNED BY
                                         1,232,742 (see Item 4 and Exhibit C)
                                   ---------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER
          REPORTING
                                         384 (see Item 4)
                                   ---------------------------------------------
            PERSON                 8     SHARED DISPOSITIVE POWER
             WITH
                                         1,232,742 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,233,126 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.1% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IN
================================================================================

-------------------
CUSIP No. 01747T102                     13G
-------------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Laura P. Pearl
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]

                                                             (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
           NUMBER OF               5     SOLE VOTING POWER
            SHARES
                                         5,181 (see Item 4)
                                   ---------------------------------------------
         BENEFICIALLY              6     SHARED VOTING POWER
           OWNED BY
                                         1,232,742 (see Item 4 and Exhibit C)
                                   ---------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER
          REPORTING
                                         5,181 (see Item 4)
                                   ---------------------------------------------
            PERSON                 8     SHARED DISPOSITIVE POWER
             WITH
                                         1,232,742 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,237,923 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.1% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IN
================================================================================

-------------------
CUSIP No. 01747T102                     13G
-------------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Jeremy H. Silverman
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)  [ ]

                                                              (b)  [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           UK
--------------------------------------------------------------------------------
           NUMBER OF               5     SOLE VOTING POWER
            SHARES
                                         3,730 (see Item 4)
                                   ---------------------------------------------
         BENEFICIALLY              6     SHARED VOTING POWER
           OWNED BY
                                         1,232,742 (see Item 4 and Exhibit C)
                                   ---------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER
          REPORTING
                                         3,730 (see Item 4)
                                   ---------------------------------------------
            PERSON                 8     SHARED DISPOSITIVE POWER
             WITH
                                         1,232,742 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,236,472 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.1% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IN
================================================================================

-------------------
CUSIP No. 01747T102                     13G
-------------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Royce J. Holland
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)  [ ]

                                                               (b)  [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
           NUMBER OF               5     SOLE VOTING POWER
            SHARES
                                         5,874,135 (see Item 4 and Exhibit C)
                                   ---------------------------------------------
         BENEFICIALLY              6     SHARED VOTING POWER
           OWNED BY
                                         -0-
                                   ---------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER
          REPORTING
                                         5,874,135 (see Item 4 and Exhibit C)
                                   ---------------------------------------------
            PERSON                 8     SHARED DISPOSITIVE POWER
             WITH
                                         -0-
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,874,135  (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.3% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IN
================================================================================

-------------------
CUSIP No. 01747T102                     13G
-------------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Thomas M. Lord
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)  [ ]

                                                               (b)  [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
           NUMBER OF               5     SOLE VOTING POWER
            SHARES
                                         2,268,283 (see Item 4 and Exhibit C)
                                   ---------------------------------------------
         BENEFICIALLY              6     SHARED VOTING POWER
           OWNED BY
                                         -0-
                                   ---------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER
          REPORTING
                                         2,268,283 (see Item 4 and Exhibit C)
                                   ---------------------------------------------
            PERSON                 8     SHARED DISPOSITIVE POWER
             WITH
                                         -0-
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,268,283 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           2.1% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IN
================================================================================

-------------------
CUSIP No. 01747T102                     13G
-------------------

===============================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           C. Daniel Yost
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)  [ ]

                                                               (b)  [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
           NUMBER OF               5     SOLE VOTING POWER
            SHARES
                                         2,036,919 (see Item 4 and Exhibit C)
                                   ---------------------------------------------
         BENEFICIALLY              6     SHARED VOTING POWER
           OWNED BY
                                         -0-
                                   ---------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER
          REPORTING
                                         2,036,919 (see Item 4 and Exhibit C)
                                  ---------------------------------------------
            PERSON                 8     SHARED DISPOSITIVE POWER
             WITH
                                         -0-
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,036,919 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.8% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IN
================================================================================

                         AMENDMENT NO. 2 TO SCHEDULE 13G

This Amendment No. 2 to Schedule 13G is being filed by those persons listed on Exhibit B attached hereto (the "Reporting Persons"), in connection with the shares of Common Stock, par value $.01 per share, of Allegiance Telecom, Inc. (the "Company"). This Amendment No. 2 to Schedule 13G is being filed by the Reporting Persons pursuant to the joint filing provisions of Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended (the "Act").

ITEM 1.  SECURITY AND ISSUER.

         (a)      Name of Issuer:

                  Allegiance Telecom, Inc.

         (b)      Address of Issuer's Principal Executive Offices:
                  9201 Central Expressway
                  Dallas, Texas 75231

ITEM 2.

         (a)      Name of Person Filing:

                  See attached Exhibit B.

         (b)      Address of Principal Business Office:

                  See attached Exhibit B.

         (c)      Citizenship:

                  See attached Exhibit B.

         (d)      Title of Class of Securities:

                  Common Stock, $.01 par value

         (e)      CUSIP Number:

                  01747T102


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR RULE 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

         (a)      [ ]     Broker or Dealer registered under Section 15 of the
                          Act

         (b)      [ ]     Bank as defined in section 3(a)(6) of the Act

         (c)      [ ]     Insurance Company as defined in section 3(a)(19) of
                          the Act

         (d)      [ ]     Investment Company registered under section 8 of the
                          Investment Company Act of 1940

         (e)      [ ]     Investment Adviser in accordance with Section
                          240.13d-1(b)(1)(ii)(E)

         (f)      [ ]     Employee Benefit Plan or Endowment Fund in accordance
                          with Section 240.13d-1(b)(1)(ii)(F)

         (g)      [ ]     Parent Holding Company or control person in accordance
                          with Section 240.13d-1(b)(1)(ii)(G)

         (h)      [ ]     Savings associations as defined in Section 3(b) of the
                          Federal Deposit Insurance Act

         (i)      [ ]     Church plan that is excluded from the definition of
                          an investment company under Section 3(c)(14) of the Investment Company Act of 1940

         (j)      [ ]     Group, in accordance with Section
                          230.13d-1(b)(1)(ii)(J)

         This Schedule is not being filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) and therefore, none of the above are applicable.

ITEM 4.  OWNERSHIP.

Pursuant to Rule 13d-4 of the Act, the Reporting Persons expressly declare that the filing of this statement shall not be construed as an admission that any such person is, for the purposes of Section 13(d) and/or Section 13(g) of the Act, the beneficial owner of any securities covered by this statement except to the extent of such person's pecuniary interest in shares of Common Stock. See also Exhibit C attached hereto, describing that certain Stock Purchase Agreement dated as of August 13, 1997, among the Company, the Reporting Persons and certain other parties.

All such ownership percentages of the securities reported herein are based upon 109,940,441 shares of Common Stock outstanding as of November 10, 2000.

Madison Dearborn Funds

         (a) Amount beneficially owned: Madison Dearborn Capital Partners II, L.P. ("MDCP II") is the direct owner of 7,307,325 shares of Common Stock. MDCP II is managed by its general partner, Madison Dearborn Partners II, L.P. ("MDP"). Dispositive and voting power of securities owned by MDCP II is shared at MDP by an advisory committee of limited partners of MDP and by Madison Dearborn Partners, Inc., the general partner of MDP (see paragraph below). For purposes of Rule 13d-3 of the Act, MDP may be deemed to have shared voting and dispositive power with respect to the 7,307,325 shares of Common Stock held by MDCP II.

         (b) Percent of class: 6.6%

         (c) Number of shares as to which such person has:

             sole power to vote or to direct the vote: -0-shared power to vote or to direct the vote: 7,307,325 sole power to dispose or to direct the disposition of: -0-shared power to dispose or to direct the disposition of: 7,307,325

Madison Dearborn Partners, Inc.

         (a) Amount beneficially owned: Madison Dearborn Partners, Inc. ("MDP Inc") is the direct owner of 4,369 shares of Common Stock. As described above, MDCP II is the direct owner of 7,307,325 shares of Common Stock. Dispositive and voting power of securities owned by MDCP II is shared at MDP by MDP Inc, as general partner of MDP. For purposes of Rule 13d-3 of the Act, MDP Inc may be deemed to have shared voting and dispositive power with respect to the 7,307,325 shares of Common Stock held by MDCP II.

         (b) Percent of class: 6.6%

         (c) Number of shares as to which such person has:

             sole power to vote or to direct the vote: 4,369
             shared power to vote or to direct the vote: 7,307,325
             sole power to dispose or to direct the disposition of: 4,369 shared power to dispose or to direct the disposition of: 7,307,325

Morgan Stanley Funds

         (a) Amount beneficially owned: Morgan Stanley Dean Witter & Co. ("Morgan Stanley Dean Witter") owns all of the outstanding shares of Morgan Stanley Capital Partners III, Inc. ("MSCP Inc"), which is the managing member of MSCP III, LLC ("MSCP LLC"), which is the general partner of Morgan Stanley Capital Partners III, L.P. ("MSCP"). For purposes of Rule 13d-3 of the Act, the Morgan Stanley Funds (as defined hereafter) may be deemed to beneficially own, in the aggregate, 13,453,369 shares of Common Stock (MSCP: 11,865,451 shares; MSCP III 892 Investors, L.P.: 1,214,813 shares; Morgan Stanley Capital Investors, L.P.: 373,105 shares, such funds being referred to collectively as the "Morgan Stanley Funds"). Each of Morgan Stanley Dean Witter, MSCP Inc and MSCP LLC may be deemed to have shared voting and dispositive power with respect to the 13,453,369 shares of Common Stock held by the Morgan Stanley Funds.

         (b) Percent of class: 12.2%

         (c) Number of shares as to which such person has:

             sole power to vote or to direct the vote: -0-shared power to vote or to direct the vote: 13,453,369 sole power to dispose or to direct the disposition of: -0-shared power to dispose or to direct the disposition of: 13,453,369

Frontenac Funds

         (a) Amount beneficially owned: Frontenac VII Limited Partnership is the direct owner of 1,169,790 shares of Common Stock and Frontenac Masters VII Limited Partnership (together with Frontenac VII Limited Partnership, the "Frontenac Funds") is the direct owner of 62,952 shares of Common Stock. For purposes of Rule 13d-3 of the Act, Frontenac Company VII, LLC ("Frontenac LLC," which is the general partner of each of the Frontenac Funds) may be deemed to have shared voting and dispositive power with respect to the 1,232,742 shares held by the Frontenac Funds. Mr. Carbery, Mr. Cowie, Mr. Crawford, Mr. Goldstein, Mr. M.J. Koldyke, Mr. M.L. Koldyke, Ms. Pearl and Mr. Silverman are members of Frontenac LLC with the shared power to indirectly direct the voting of and the disposition of the Common Stock held by the Frontenac Funds. Mr. Crawford also beneficially owns 30,976 shares (26,272 shares held by Mr. Crawford directly and 4,704 shares indirectly); Mr. Carbery also beneficially owns 10,640 shares; Mr. Cowie also beneficially owns 9,443 shares; Mr. Goldstein also beneficially owns 5,087 shares; Mr. M.J. Koldyke also beneficially owns 1,824 shares; Mr. M. Laird Koldyke also beneficially owns 384 shares; Ms. Pearl also beneficially owns 5,181 shares; and Mr. Silverman also beneficially owns 3,730 shares.

         (b) Percent of class: 1.1%

         (c) Number of shares as to which such person has:

             sole power to vote or to direct the vote: -0- (see above paragraph) shared power to vote or to direct the vote: 1,232,742 sole power to dispose or to direct the disposition of: -0- (see above paragraph)
             shared power to dispose or to direct the disposition of: 1,232,742

Battery Funds

         (a) On February 16, 2000, each of Battery Ventures IV, L.P. ("Battery IV") and Battery Investment Partners IV, LLC (together with Battery IV, the "Battery Funds") distributed all of its Common Stock to its limited partners and member managers. For purposes of Rule 13d-3 of the Act, Battery Partners IV, LLC (which is the general partner of Battery IV) and each of Robert G. Barrett, Richard D. Frisbie, Thomas J. Crotty and Todd A. Dagres (the member managers of Battery Partners IV, LLC and Battery Investment Partners IV, LLC) may also be deemed to beneficially own the shares of Common Stock owned by the Battery Funds, which as of December 31, 2000 was zero. Each of Messrs. Barrett, Crotty, Dagres and Frisbie received Common Stock in the February 16, 2000 distribution. Their respective ownership of Common Stock is now as follows: Mr. Barrett beneficially owns 80,698 shares; Mr. Crotty beneficially owns 41,446 shares;
Mr. Dagres beneficially owns 1,456 shares; and Mr. Frisbie beneficially owns 86,355 shares (62,583 shares held directly by Mr. Frisbie and 23,772 shares held indirectly). There is no agreement among the member managers regarding disposition of the Common Stock; however, the member managers are subject to the Voting Agreement set forth in Exhibit C attached hereto.

         (b) Percent of class: 0%

         (c) Number of shares as to which such person has:

             sole power to vote or to direct the vote: -0- (see above paragraph) shared power to vote or to direct the vote: -0- (see above paragraph)
             sole power to dispose or to direct the disposition of: -0- (see above paragraph)
             shared power to dispose or to direct the disposition of: -0- (see above paragraph)

Royce J. Holland

         (a) Amount beneficially owned: 5,874,135 (2,957,907 shares held by Royce J. Holland directly, 2,910,828 shares held by the Royce J. Holland Family Limited Partnership, of which Mr. Holland is the sole general partner, 1,500 shares held by Mr. Holland's wife and 3,900 shares held by Mr. Holland as custodian for his children under the Uniform Gifts to Minors Act).

         (b) Percent of class: 5.3%

         (c) Number of shares as to which such person has:

             sole power to vote or to direct the vote: 5,874,135 shared power to vote or to direct the vote: -0-sole power to dispose or to direct the disposition of: 5,874,135 shared power to dispose or to direct the disposition of: -0-

Thomas M. Lord

         (a) Amount Beneficially owned: 2,268,283 (1,059,141 shares held by Thomas M. Lord directly, and an aggregate of 1,209,142 shares held by Mr. Lord's spouse and children).

         (b) Percent of class:  2.1%

         (c) Number of shares as to which such person has:

             sole power to vote or to direct the vote: 2,268,283 shared power to vote or to direct the vote: -0-sole power to dispose or to direct the disposition of: 2,268,283 shared power to dispose or to direct the disposition of: -0-

C. Daniel Yost

         (a) Amount beneficially owned: 2,036,919

         (b) Percent of class: 1.8%

         (c) Number of shares as to which such person has:

             sole power to vote or to direct the vote: 2,036,919 shared power to vote or to direct the vote: -0-sole power to dispose or to direct the disposition of: 2,036,919 shared power to dispose or to direct the disposition of: -0-

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             As described above in Item 4, on February 16, 2000, each of the Battery Funds distributed all of its Common Stock to its limited partners and member managers. As a result, none of the Battery Funds or Battery Partners IV, LLC own (directly or pursuant to Rule 13d-3 of the Act) Common Stock and therefore shall no longer be deemed members of the "group" which files pursuant to the joint filing provisions of Rule 13d-1(k) of the Act. Likewise, Messrs. Barrett, Crotty, Dagres and Frisbie (the member managers of Battery Investment Partners IV, LLC and Battery Partners IV, LLC) who were part of the "group" which jointly filed the Schedule 13G and Amendment No. 1 to Schedule 13G by virtue of their potentially deemed shared voting and dispositive power with respect to the Common Stock owned by the Battery Funds (pursuant to Rule 13d-3 of the Act) shall no longer be deemed members of the "group" which files pursuant to the joint filing provisions of Rule 13d-1(k) of the Act.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not applicable.

ITEM 7.      IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
                 THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
             See Item 4 above.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP. See Exhibit C attached hereto.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.
             Not applicable.

ITEM 10.     CERTIFICATION.
             Not applicable.

                                    EXHIBITS


EXHIBIT A       Joint Filing Agreement

EXHIBIT B       Name Of Person Filing; Address Of Principal Business Office;
                Citizenship

EXHIBIT C       Voting Agreement



                                    SIGNATURE


                  After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:      February 14, 2001


MADISON DEARBORN CAPITAL PARTNERS II, L.P.
By: Madison Dearborn Partners II, L.P., its general partner
By: Madison Dearborn Partners, Inc., its general partner

By: /s/ JAMES N. PERRY, JR.
-------------------------------------
Its:         Managing Director
    ------------------------------------


MADISON DEARBORN PARTNERS II, L.P.

By: Madison Dearborn Partners, Inc., its general partner

By: /s/ JAMES N. PERRY, JR.
-------------------------------------
Its:         Managing Director
    ------------------------------------


MADISON DEARBORN PARTNERS, INC.

By: /s/ JAMES N. PERRY, JR.
-------------------------------------
Its:         Managing Director
    ------------------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2001

MORGAN STANLEY CAPITAL PARTNERS  III, L.P.
By: MSCP III, LLC, its general partner
By: Morgan Stanley Capital Partners III, Inc., its managing member
By: /s/ PETER R. VOGELSANG
----------------------------------------
Its:    Secretary
    ------------------------------------

MSCP III, LLC
By: Morgan Stanley Capital Partners III, Inc., its managing member
By: /s/ PETER R. VOGELSANG
-------------------------------------
Its:    Secretary
    ------------------------------------

MORGAN STANLEY CAPITAL PARTNERS III, INC.

By: /s/ PETER R. VOGELSANG
-------------------------------------
Its:    Secretary
    ------------------------------------

MORGAN STANLEY CAPITAL INVESTORS, L.P.
By: MSCP III, LLC, its general partner
By: Morgan Stanley Capital Partners III, Inc., its managing member
By: /s/ PETER R. VOGELSANG
-------------------------------------
Its:    Secretary
    ------------------------------------

MSCP III 892 INVESTORS, L.P.
By: MSCP III, LLC, its general partner
By: Morgan Stanley Capital Partners III, Inc., its managing member
By: /s/ PETER R. VOGELSANG
-------------------------------------
Its:    Secretary
    ------------------------------------

MORGAN STANLEY DEAN WITTER, DISCOVER & CO.

By: /s/ PETER R. VOGELSANG
-------------------------------------
Its:    Authorized Signatory
    ------------------------------------

                                    SIGNATURE


         After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:   February 14, 2001


FRONTENAC VII LIMITED PARTNERSHIP
By: Frontenac Company VII, LLC, its general partner

By: /s/ KAREN C. FANELLI
   -------------------------------------
Karen C. Fanelli, Under Power of Attorney (previously filed)


FRONTENAC MASTERS VII LIMITED PARTNERSHIP
By: Frontenac Company VII, LLC, its general partner

By: /s/ KAREN C. FANELLI
   -------------------------------------
Karen C. Fanelli, Under Power of Attorney (previously filed)


FRONTENAC COMPANY VII, LLC

By: /s/ KAREN C. FANELLI
   -------------------------------------
Karen C. Fanelli, Under Power of Attorney (previously filed)

/s/ KAREN C. FANELLI
----------------------------------------
Karen C. Fanelli, under Power of Attorney (previously filed) for:
         Paul D. Carbery
         James E. Cowie
         James E. Crawford III
         Rodney L. Goldstein
         Martin J. Koldyke
         Martin Laird Koldyke
         Laura P. Pearl
         Jeremy H. Silverman

                                    SIGNATURE


         After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:   February 14, 2001


BATTERY VENTURES IV, L.P.
By:  Battery Partners IV, LLC, its general partner

By: /s/ Thomas J. Crotty
   -------------------------------------
Its: Member Manager
    ------------------------------------


BATTERY INVESTMENT PARTNERS IV, LLC

By: /s/ Thomas J. Crotty
   -------------------------------------
Its: Member Manager
    ------------------------------------


BATTERY PARTNERS IV, LLC

By: /s/ Thomas J. Crotty
   -------------------------------------
Its: Member Manager
    ------------------------------------

                                    SIGNATURE


         After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:   February 14, 2001


ROYCE J. HOLLAND FAMILY LIMITED PARTNERSHIP

By: /s/ Royce J. Holland
   -------------------------------------
Its: Sole General Partner


/s/ Royce J. Holland
----------------------------------------
ROYCE J. HOLLAND


/s/ Thomas M. Lord
----------------------------------------
THOMAS M. LORD


/s/ C. Daniel Yost
----------------------------------------
C. DANIEL YOST

                                INDEX TO EXHIBITS


EXHIBIT
NUMBER            DESCRIPTION
-------           -----------

 A             Joint Filing Agreement

 B             Name Of Person Filing; Address Of Principal Business Office;
                  Citizenship

 C             Voting Agreement